EXHIBIT 10.5

AGREEMENT AND RELEASE

This Agreement and Release is made by and between Republic Bank & Trust Company, its subsidiaries, affiliates and related entities (hereinafter, “Republic”) and David Vest (“Employee”).

W I T N E S S E T H :

WHEREAS, Employee has previously been employed by Republic, and the parties have mutually agreed to sever Employee’s employment; and

WHEREAS, the parties wish to clarify and memorialize certain agreements made between them in regard to Employee’s employment and the termination of Employee’s employment;

NOW THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

Employee resigns from employment with Republic effective May 16, 2008 (the “Separation Date”).

As specific consideration for the release and waiver contained in Paragraph 0 of this Agreement and Release and not as a replacement for any other benefit or compensation owed Employee, Republic shall provide the following benefits to which Employee is otherwise not entitled:  Republic shall pay Employee through November 15, 2008 his base pay at the rate of pay in effect on the Separation Date in regular payments on the 15th and last day of each month.  Payment of such sums will begin and be payable within ten days after the revocation period described in Paragraphs 0 and 12 below has expired without a revocation.  Employee shall receive any and all payments which have not been paid to Employee after the revocation period described in Paragraphs 0 and 12 below has expired without a revocation.  This payment will not include any bonuses, commissions, incentives or any other remuneration other than base pay.  Republic shall withhold from this payment any taxes or payroll deductions required by law to be withheld. All other payroll deductions will cease and Employee will not be eligible for participation in any employee benefit plans.  On or before the Separation Date Employee will receive a COBRA notice and may elect to continue his participation in the health and dental plans at his own cost through COBRA.

Employee, for himself and his heirs, personal representatives, estate, successors and assigns, does hereby release, forever discharge and covenant not to sue Republic, its subsidiaries, affiliates and related entities, their branches, successors, assigns, agents, representatives, employees, officers, managers, insurers, partners, shareholders, directors and trustees, from any and all causes of action, claims, demands, suits, damages, sums of money and/or judgments (hereinafter “damages”) arising at any time prior to and through the date of the execution of this Agreement and Release which might have been asserted against them by Employee, or on Employee’s behalf, including, but not limited to, any damages which may have been asserted by or on behalf of Employee relating to Employee’s employment by Republic or the termination of Employee’s employment, including reinstatement, back or front pay, profit sharing plans, retirement plans or any benefits plans of any type or nature, all tort and common law claims, claims for breach of contract, wrongful discharge, public policy and any claims for discrimination of any type under any federal, state or local law, ordinance or regulation, including, but not limited to claims under the Age Discrimination in Employment Act of 1967 as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Americans with Disabilities Act, Family Medical Leave Act, ERISA and the Kentucky Civil Rights Act, except for any claims arising under this Agreement and Release.  Employee understands that Employee may be giving up some claim, demand or cause of action, which Employee now has or may have, and of which Employee may be unaware.  Employee understands and agrees that this Agreement and Release shall be a complete defense and bar to any legal action that Employee may take regarding Employee’s employment or separation from employment with Republic, that any such action will be in violation of this Agreement and that Republic will be entitled to recover any and all damages which it may incur as a result of such action, including recovery of the severance amount and its costs and attorney’s fees.

Employee agrees to keep the terms, conditions and existence of this Agreement and Release confidential.  Employee agrees that Employee may discuss such matters only with Employee’s spouse, attorney and accountant or tax preparer.  To the extent Employee is permitted to disclose and does disclose such information, Employee agrees to require that the person receiving such information shall maintain its confidentiality.

Employee understands and agrees that he must continue to report any transactions in Republic Bancorp shares to Republic and file all necessary reports for a period of six months from the Separation Date.

Employee agrees not to disparage Republic, its employees or customers.

It is understood and agreed that this Agreement and Release does not and shall not constitute an admission by Republic of any violation of any law or right of Employee.

Employee acknowledges that Employee has seven days after execution of this Agreement and Release to revoke it.  If Employee desires to revoke this Agreement and Release after execution, Employee must notify Republic in writing on or before 11:59 p.m. on the seventh day after Employee’s execution of this agreement.  This agreement shall not become effective or enforceable, and the consideration described above shall not be payable, until the revocation period described in this Paragraph has expired without a revocation.

Employee agrees that beginning on date of this agreement and for period of six (6) months following the Separation Date, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in the Louisville, Kentucky area or within 100 miles thereof, or with any Person whose intent it is to organize another such company or entity located in such area.  Employee further agrees that during a period of one (1) year following the Separation Date, Employee will not: (i) directly or indirectly solicit or divert or attempt to solicit or divert from Republic or its branches, subsidiaries or affiliates, any banking business of any customer which is now, or which was at any time during Employee’s employment, a customer of or specifically targeted by Republic or its branches, subsidiaries or affiliates; or (ii) directly or indirectly, individually or on behalf of any other person, corporation, firm or other entity, solicit, recruit or encourage any employee of Republic, its branches, subsidiaries or affiliates to terminate his or her employment with Republic, its branches, subsidiaries or affiliates. Employee agrees that the duration of the non-competition and non-solicitation covenants set forth herein is reasonable, that their geographic scope is not unduly restrictive and that the covenants will not prevent him from finding other gainful employment.

Employee will return to Republic the original and any copies of all keys, identification cards, charge cards, equipment, papers, reports, memoranda, confidential information in any form, files or documents or other items of Republic’s property on or before the date of Employee’s execution of this agreement.  Employee acknowledges that the Company has returned to Employee all items of Employee’s personal property.

Any claims concerning the meaning, application and/or interpretation of this Agreement and Release, any matter which relates to Employee’s employment and arises after the date of this Agreement and Release (except any claims arising from the violation of the Agreement described in Paragraph 9 above), or any claim of breach of or failure to perform this Agreement and Release shall be settled solely by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Any arbitration decision shall be fully binding on both parties and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall pay the fees and costs of presenting its case in arbitration.  All other costs of arbitration, including the cost of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne equally by the parties.  Any arbitration hearing shall take place in the Louisville metropolitan area (unless otherwise agreed by the parties), and Kentucky law shall govern.  The parties, and each of them, agree that the remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this paragraph.  Any award by the arbitrator shall, unless both parties agree in writing otherwise, be in writing and shall set forth the factual and legal basis for such award.

Employee understands that this agreement includes a complete waiver of claims, including but not limited to claims under the Age Discrimination in Employment Act of 1967 as amended.  Employee specifically acknowledges the following:

(a)           Employee has read this Agreement including the full release of claims and fully understands its terms;

(b)           This Agreement and the full release of claims are written in a manner Employee can understand, and Employee fully understands this Agreement and the full release of claims;

(c)           Employee is voluntarily entering into this Agreement knowingly of Employee’s own free will;

(d)           The waiver specifically refers to rights or claims arising under the Age Discrimination in Employment Act of 1967 as amended;

(e)           Employee has not waived any rights arising after the date that Employee executes this Agreement;

(f)            The payments and benefits and other consideration provided by this Agreement are in addition to anything of value to which Employee is already entitled;

(g)           Employee has been advised in writing to consult with an attorney prior to executing this Agreement and has had an opportunity to review this Agreement with an attorney;

(h)           Employee has been given a period of twenty-one days to consider this Agreement;

(i)            The Agreement provides Employee with a period of seven days to revoke the Agreement; and

(j)            The Agreement will not become effective until the eighth day following its execution by Employee.

If Employee signs the agreement prior to the expiration of the twenty-one days given to Employee within which to consider this Agreement, Employee does so voluntarily and of Employee’s own free will.

This Agreement and Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all other oral or written promises or representations.

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remaining provisions.  Should this Agreement and Release be held invalid or unenforceable (in whole or in part) with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

This Agreement and Release shall be construed in accordance with the laws of the Commonwealth of Kentucky.

I ACKNOWLEDGE THAT I HAVE READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND RELEASE AND THAT I AM ENTERING INTO THIS AGREEMENT AND RELEASE FREELY AND VOLUNTARILY.  I UNDERSTAND THIS AGREEMENT AND RELEASE INCLUDES A FULL GENERAL RELEASE OF ALL CLAIMS.

David Vest		Republic Bank & Trust Company

By:	/s/ David Vest	By:	/s/ John Rippy

Print Name:	David Vest	Its:	SVP and Risk Management Officer

Date:	4-30-08	Date:	4/30/08